Exhibit 99.1

For immediate release
5429 Lyndon B Johnson
Freeway, Suite 1000
Dallas, TX7 5240
(214) 560-9000
Fax: (214) 560-9349
For further information contact:
Ray Schmitz, Vice President & CFO
214-560-9308
ray.schmitz@dynamex.com
DYNAMEX ANNOUNCES MANAGEMENT CHANGE
Feb. 25, 2008 — Dallas, Texas — Dynamex Inc. (NASDAQ: DDMX), a leading provider of same-day delivery and logistics services in the United States and Canada, today announced that it has terminated its employment agreement with Maurice Levy, Dynamex Chief Operating Officer effective February 19, 2008. Levy’s termination did not involve any improprieties in the Company’s financial statements, accounting practices or public filings. Levy was appointed as Dynamex Chief Operating Officer on July 9, 2007. Mr. Richard McClelland, President and CEO, will assume the duties and responsibilities of this position.
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About Dynamex
Dynamex is the leading provider of same-day delivery and logistics services in the United States and Canada. Additional press releases and investor relations information as well as the Company’s Internet e-commerce services package, dxNow™, is available at www.dynamex.com.
This release contains forward-looking statements that involve assumptions regarding Company operations and future prospects. Although the Company believes its expectations are based on reasonable assumptions, such statements are subject to risk and uncertainty, including, among other things, the effect of changing economic conditions, acquisition strategy, competition, foreign exchange, the ability to meet the terms of current borrowing arrangements, and risks associated with the local delivery industry. These and other risks are mentioned from time to time in the Company’s filings with the Securities and Exchange Commission. In light of such risks and uncertainties, the Company’s actual results could differ materially from such forward-looking statements. The Company does not undertake any obligation to publicly release any revision to any forward-looking statements contained herein to reflect events and circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events. Caution should be taken that these factors could cause the actual results to differ from those stated or implied in this and other Company communications.
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